Exhibit 2.3

Green Growth Brands Files Offer to Purchase and Circular for Aphria Inc.;

Formal Take-over Bid to Commence on January 23, 2019;

Receives Commitment for C$150 Million Equity Investment

•	Formal Offer will commence on January 23, 2019 and will remain open until 5:00 p.m. (Toronto time) on May 9, 2019

•	Combined Green Growth Brands / Aphria expected to be North America’s preeminent cannabis company

•	Aphria shareholders can tender their shares by contacting Kingsdale Advisors at 1-866-851-3214 or by email at contactus@kingsdaleadvisors.com

COLUMBUS, OH, January 22, 2019 – Green Growth Brands Inc. (“Green Growth” or the “Company”) (CSE: GGB) today announced that it has filed its Offer to Purchase and Circular and related documents with the applicable securities regulatory authorities in Canada and the United States and will formally commence its offer (the “Offer”) to acquire all of the issued and outstanding common shares (the “Aphria Shares”) of Aphria Inc. (“Aphria”) (TSX: APHA and NYSE: APHA) on Wednesday, January 23, 2019.

The Company also announced that it has entered into a commitment letter (the “Commitment Letter”) with All Js Greenspace LLC (the “Investor”), pursuant to which the Investor has agreed, subject to the terms and conditions set forth in the Commitment Letter, to subscribe for and purchase up to $150 million of Green Growth shares (the “Commitment”) as a backstop to the Company’s previously announced intention to complete a $300 million equity financing in connection with the completion of the Offer.

About the Offer

The Offer provides Aphria shareholders with 1.5714 common shares of Green Growth (the “Green Growth Shares”) for each Aphria Share (the “Offer Consideration”), including Aphria Shares that may become issued and outstanding after the date hereof but prior to 5:00 p.m. (Toronto time) on May 9, 2019 (the “Expiry Time”) upon the exercise, conversion or exchange of any securities of Aphria that are exercisable for, convertible into or exchangeable for Aphria Shares.

The notice and advertisement of the Offer will appear in the Wednesday, January 23, 2019 editions of The Globe and Mail and Le Devoir. The Offer to Purchase and Circular and related documents will be mailed to Aphria shareholders in the coming days and are available under Aphria’s profile at www.sedar.com.

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON MAY 9, 2019, UNLESS THE OFFER IS ACCELERATED, EXTENDED OR WITHDRAWN.

“We are pleased to officially launch our bid for Aphria. This is an exciting opportunity for shareholders of both Green Growth and Aphria to build value and create the preeminent cannabis operator in North America,” said Peter Horvath, CEO of Green Growth. “The combination of Aphria’s Canadian supply and wholesale agreements with Green Growth’s vertically integrated operations and rapidly growing retail footprint in the United States best positions us to capitalize on the massive growth opportunities in North America and beyond. I encourage Aphria shareholders to tender their shares to our offer.”

Reasons to Accept the Offer

Green Growth believes that the combination of the two companies is extremely compelling and that its Offer represents an unparalleled value-enhancing opportunity and is a superior alternative to the status quo at Aphria.

Green Growth invites Aphria shareholders to join Green Growth Brands in an exciting value-enhancing opportunity to create the only large-scale cannabis company to bridge U.S. and Canadian markets. The combined company is expected to:

Create an Unparalleled North American Player with a Developing International Presence. Aphria has a large market position in Canada and supply agreements with all provinces and Yukon territory, as well as strong strategic partnerships establishing wholesale supply agreements. Aphria has established operations in federally-legalized foreign jurisdictions, including Australia, Argentina, Colombia, Denmark, Germany, Italy, Jamaica, Lesotho, Malta and Paraguay, and maintains an option for entry into Brazil. Green Growth operates vertically integrated cannabis operations including cultivation, manufacturing and retail assets in Nevada, was recently awarded seven incremental provisional retail cannabis dispensary licenses in Nevada, and has agreed to acquire Just Healthy LLC, which holds provisional certificates of registration for a registered medical marijuana dispensary and will, as a condition of closing, own an option to purchase land for a cultivation and processing site in Northampton, Massachusetts. Green Growth also holds an irrevocable option to purchase Henderson Organic Remedies LLC, which operates a second The+Source location in Henderson, Nevada, subject to certain local regulatory changes and approvals. Further, through its consumer-focused line of cannabidiol (“CBD”) products, Green Growth’s long-term goal is to establish a presence in each U.S. state where the sale of cannabis and CBD is not inconsistent with applicable law. Together, the combined company is expected to have a strong foundation, extensive retail relationships and infrastructure to capture significant future growth as international markets evolve.

Increase Scale and Footprint, While Creating the Preeminent U.S. Consolidator. The combined company will be one of the largest U.S. cannabis operators by market capitalization and the only North American-wide cannabis operator at significant scale. Given the combined company’s increased size, both Aphria and Green Growth shareholders should benefit from a trading multiple expansion. The benefits of scale are expected in both Canada and the U.S. when examining trading metrics for comparable companies with similar market capitalization.

Combine Aphria’s Cultivation and Production Capacity with Green Growth’s Retail Strength. The combined company will marry Aphria’s low-cost cultivation and near-term production capacity with Green Growth’s vast retail know-how to capture market share. Aphria’s current cash cost per gram is $1.76 and it projects annual capacity of over 250,000 kg by early 2019. Green Growth’s strong management team has a proven track record of delivering at the retail level and already operates or has licensing agreements in place with dispensaries in Nevada. In addition, Green Growth was recently awarded seven incremental provisional retail cannabis dispensary licenses in Nevada.

Benefit from Transformational Cannabis-Related Regulatory Changes in the World’s Largest Cannabis Market. Green Growth is in the process of rolling out a consumer-focused line of CBD-infused personal care products, including topicals and balms, and is well positioned to benefit from further expected pro-cannabis U.S. regulation. On January 10, 2019, Green Growth announced an agreement with DSW, Inc. to sell CBD-infused personal care products at 96 U.S.-based DSW stores, with an initial agreement for approximately 55,000 units. Green Growth is also partnering with additional retailers to sell CBD personal care products in U.S. states where the sale of cannabis and CBD is not inconsistent with applicable law. Further, Green Growth is working with multiple large developers who represent a network of malls to launch kiosks in prime locations throughout the U.S. in states where the sale of cannabis and CBD is not inconsistent with applicable law.

Unite Best-in-Class Management Teams: Aphria’s Pharmaceutical and Greenhouse Operational Experience and Green Growth’s Proven Retail Expertise. Aphria’s team, many of whom Green Growth hopes to retain following the successful completion of the Offer, is comprised of veterans in the greenhouse industry and proven operators of large pharmaceutical companies. Green Growth’s management has held senior positions at a number of well-known retailers including DSW, American Eagle Outfitters, and Bath & Body Works.

About the Financing

While the Offer is not subject to any financing condition, Green Growth intends to complete, immediately following the take up of Aphria Shares under the Offer, a third-party equity financing of $300 million (the “Financing”) at a share price equal to $7.00 per Green Growth share, as disclosed in the Company’s December 28, 2018 press release. The Commitment provides significant support as a backstop to the Financing. The Commitment is conditional upon the successful completion of the Offer and the take up of Aphria Shares, among other conditions outlined in the Circular. To induce the Investor to provide the Commitment, Green Growth has agreed to pay the Investor a commitment fee equal to $7.5 million, payable by issuing 2,504 Green Growth proportionate voting shares to the Investor, and to indemnify and reimburse the Investor for certain liabilities, costs and expenses. A copy of the Commitment Letter has been filed with the applicable securities regulatory authorities and is available for review under Green Growth’s profile on SEDAR.

If the Offer and the Financing are completed, Green Growth expects to use the net proceeds of the Financing to fund the business growth of the combined company, including for working capital and general corporate purposes. There can be no assurance that the Financing will be completed or what the value of a Green Growth share will be at the time of take up of Aphria Shares under the Offer, which could be substantially less or more than $7.00 per Green Growth share.

If the Offer and the Financing are completed, it is anticipated that the Investor would own approximately 12.5% of the voting rights associated with the issued and outstanding common shares and proportionate voting shares of the combined company (or 9.8% of such voting rights if the Offer is completed but the Financing is not completed).

As the Investor is a related party of Green Growth, the Commitment is deemed to be a “related party transaction” as defined under Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Commitment is exempt from the formal valuation and minority shareholder approval requirements of MI 61-101 (pursuant to subsections 5.5(a) and 5.7(a)) as neither the fair market value of the subject matter, nor the fair market value of the consideration for the Commitment exceeds 25% of Green Growth’s market capitalization. Green Growth did not file a material change report at least 21 days prior to entering into the Commitment as the value of the participation of the Investor had not been confirmed at that time.

CEO Appointment

Green Growth is also announcing the formal appointment of Peter Horvath, current Chief Executive Officer of Green Growth Brands LLC, the Company’s operating subsidiary, as Chief Executive Officer of the Company.

The Time to Act is Now. Tender Your Shares to the Offer

Consider the benefits and take the simple steps needed to tender your Aphria Shares to the Offer. The Offer expires at 5:00 p.m. (Toronto time) on May 9, 2019.

If you have any questions or require assistance, please contact Kingsdale Advisors, our Depositary and Information Agent, the information agent and depositary for the Offer, at 1-866-851-3214 (North American Toll-Free Number) or 1-416-867-2272 (Outside North America) or via email at contactus@kingsdaleadvisors.com.

Conditions of the Offer

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at the Expiry Time or such earlier or later time during which Aphria Shares may be deposited under the Offer, including, among others, (i) there shall have been properly and validly deposited under the Offer and not validly withdrawn at the Expiry Time that number of Aphria Shares which represents as of the Expiry Time more than 50% of the outstanding Aphria Shares, excluding any Aphria Shares beneficially owned, or over which control or direction is exercised, by Green Growth or by any person acting jointly or in concert with Green Growth; (ii) more than 66 2⁄3% of the Aphria Shares (calculated on a fully-diluted basis) held by Aphria shareholders who are not Interested Aphria Shareholders (as defined in the Circular) shall have been validly tendered under the Offer and not validly withdrawn; (iii) all governmental, regulatory and third party approvals that the Company considers necessary or reasonably appropriate in connection with the Offer and the operation of the combined company shall have been received on terms satisfactory to the Company; (iv) there being no legal prohibition against Green Growth making the Offer or taking up and paying for the Aphria Shares; (v) the Registration Statement (as defined in the Circular) filed with the U.S. Securities and Exchange Commission (the “SEC”) shall have become effective for the purposes of United States securities laws; (vi) Aphria and its affiliates shall not have taken certain actions that could impair the ability of Green Growth to acquire Aphria Shares, diminish the economic value to Green Growth of the acquisition of Aphria, or make the acquisition of Aphria more costly in any material respect to Green Growth or that would (as determined by Green Growth in its sole judgement) make it inadvisable for Green Growth to proceed with the Offer; (vii) no material adverse change in respect of Aphria shall have occurred since December 28, 2018; (viii) Aphria and its affiliates having conducted their respective businesses in the ordinary course of business consistent with past practice at all times on or after December 28, 2018 and prior to the Expiry Time; (ix) Green Growth not becoming aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement made not misleading in the light of the circumstances in which it was made, in any document filed by or on behalf of Aphria or any of its subsidiaries with any regulatory authorities; (x) the shareholders of Green Growth shall have approved the issue of Green Growth Shares pursuant to the Offer in accordance with the policies of the CSE; and (xi) Green Growth not becoming aware of any information corroborating in any material respect the claims made in a December 3, 2018 report regarding Aphria’s business practices, operations, and financial condition. These conditions are described in more detail in the above referenced Circular.

The Offer is subject to certain other conditions in addition to those listed above. A more detailed discussion of the conditions to the consummation of the Offer can be found in the Offer to Purchase and Circular.

Subject to the terms and conditions of the Offer, Green Growth will take up Aphria Shares immediately following the Expiry Time and pay for the Aphria Shares deposited under the Offer as soon as possible, but in any event not later than three business days after taking up such Aphria Shares.

Subject to applicable law, Green Growth reserves the right to withdraw, vary the terms of, extend, or terminate the Offer and to not take up and pay for any Aphria Shares deposited to the Offer unless each of the conditions of the Offer is satisfied or waived, as applicable, at or prior to the Expiry Time.

Advisors

Green Growth Brands has retained Canaccord Genuity as its financial advisor, Norton Rose Fulbright Canada LLP as its legal advisor, and Kingsdale Advisors as its strategic shareholder and communications advisor and depositary.

About Green Growth Brands

Green Growth Brands expects to dominate the cannabis and CBD market with a portfolio of emotion-driven brands that people love. Led by renowned retailer Peter Horvath, the Green Growth team is full of retail renegades with decades of experience building successful brands. Join the movement at GreenGrowthBrands.com.

Media Contact:

Ian Robertson

Executive Vice President, Communication Strategy

Kingsdale Advisors

Direct: 416-867-2333

Cell: 647-621-2646

Email: irobertson@kingsdaleadvisors.com

Investor Contact:

Peter Horvath

CEO, Green Growth Brands Inc.

Phone: 614-508-4222

Cautionary Statement in Forward-Looking Information

This press release contains certain statements and information which constitute forward-looking statements or “forward-looking information” within the meaning of applicable securities laws, including “future-oriented financial information” with respect to prospective financial performance, financial position, cash flows and other financial metrics that are presented either as a forecast or a projection.

Wherever possible, forward-looking information can be identified by the expressions “seeks”, “expects”, “intends”, “believes”, “estimates”, “will”, “plans”, “may”, “anticipates,” “target” and similar expressions (or the negative of such expressions). The forward-looking statements or forward-looking information are not historical facts, but reflect the current expectations of Green Growth regarding future results or events and are based on information currently available to it. The forward-looking events and circumstances discussed in this release include, but are not limited to, (i) the satisfaction of the conditions of the Offer; (ii) the anticipated successful completion of the Offer; (iii) the expected completion of the proposed $300 million financing, including the timing and terms thereof; (iv) the satisfaction of the conditions of the Commitment; (v) the process and timing for obtaining the Regulatory Approvals (as defined in the Circular) applicable to the Offer and other approvals, including the approval of the shareholders of Green Growth; (vi) the expected Expiry Time; (vii) the anticipated effect of the Offer; (viii) the Company’s plans for Aphria if the Offer is successful; and (ix) expected benefits to Aphria shareholders of tendering Aphria Shares to the Offer. All material assumptions used in making forward-looking statements are based on Green Growth’s knowledge of its business and the business of Aphria, and, in some cases, information supplied by third parties, including the public disclosure made by the Company. Certain material factors or assumptions include, but are not limited to, (i) the current business conditions and expectations of future business conditions and trends affecting Green Growth and Aphria, including the U.S. and Canadian economies, the cannabis industry in Canada, the United States and elsewhere, and capital markets, and (ii) that there have been no material changes in the business, affairs, capital, prospects or assets of the Company, except as publicly disclosed by the Company before the date hereof. All forward-looking statements and forward-looking information in this press release are qualified by these cautionary statements. Green Growth believes that the expectations reflected in forward-looking statements and forward-looking information are based upon reasonable assumptions; however, Green Growth can give no assurance that the actual results or developments will be realized by certain specified dates or at all. Forward-looking statements and forward-looking information are subject to a number of risks and uncertainties that could cause actual results or events to vary materially from current expectations. In addition to risks noted elsewhere in this news release, material risks include, but are not limited to, (i) the risk that the Offer will not be commenced or that the conditions to the Offer will not be met, or met on a timely basis, or that the transaction will not be consummated for any other reason, (ii) changes in general economic conditions in Canada, the United States and elsewhere, (iii) changes in operating conditions (including changes in the regulatory environment) affecting the cannabis industry, (iv) fluctuations in currency and interest rates, availability materials and personnel, and (v) Green Growth’s ability to successfully integrate the operations of Green Growth and Aphria following completion of the Offer, including ability to retain key Aphria personnel and renegotiate certain contracts to obtain economies of scale or other synergies. Readers, therefore, should not place undue reliance on any such forward-looking information. Further, forward-looking statements and forward-looking information speaks only as of the date hereof. Green Growth disclaims any intention and assumes no obligation to update or revise any forward-looking statements or forward-looking information, even if new information becomes available, as a result of future events or for any other reason, except to the extent required by applicable securities laws.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities. The offer to acquire Aphria Shares and to issue securities of the Green Growth will be made solely by, and subject to the terms and conditions set out in, the Offer to Purchase and Circular and accompanying letter of transmittal and notice of guaranteed delivery.

Notice to U.S. Holders Aphria Shares

Green Growth intends to make the offer and sale of the Green Growth’s shares in the acquisition subject to a registration statement covering such offer and sale to be filed with the United States Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended. Such registration statement covering such offer and sale will include various documents related to such offer and sale. THE COMPANY URGES INVESTORS AND SHAREHOLDERS OF APHRIA TO READ SUCH REGISTRATION STATEMENT AND ANY AND ALL OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH SUCH OFFER AND SALE OF GREEN GROWTH’S SHARES AS THOSE DOCUMENTS BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

Investors and shareholders of Aphria will be able to obtain the registration statement, as well as other relevant filings regarding Green Growth or the Offer, free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Green Growth will be available free of charge from Green Growth. You should direct requests for documents to Kingsdale, 130 King St West, Suite 2950, Toronto, ON M5X 1K6, Toronto, North American Toll Free Phone: 1-866-851-3214, outside North America Phone: 416-867-2272. To obtain timely delivery, such documents should be requested no later than five (5) business days before the Expiry Time.

Green Growth is a foreign private issuer and permitted to prepare the offer to purchase and takeover bid circular and related documents in accordance with Canadian disclosure requirements, which are different from those of the United States. Green Growth prepares its financial statements in accordance with International Financial Reporting Standards applicable to Canadian public companies formulated by the International Accounting Standards Board, and they may be subject to Canadian auditing and auditor independence standards. These financial statements may not be comparable to the financial statements of United States companies.

Shareholders of Aphria should be aware that owning the Company’s shares may subject them to tax consequences both in the United States and in Canada. The Offer to Purchase and Circular may not describe these tax consequences fully. Aphria shareholders should read any tax discussion in the Offer to Purchase and Circular, and are also urged to consult their tax advisors.

The enforcement by Aphria Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Green Growth was amalgamated under the Laws of Ontario, and Aphria was amalgamated under the Laws of Ontario, that some or all of their respective officers and directors may be residents of a foreign country, that some or all of the experts named herein may be residents of a foreign country and that all or a substantial portion of the assets of Green Growth and Aphria and said persons may be located outside the United States. Aphria Shareholders may not be able to sue Green Growth or Aphria or their officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel Green Growth or Aphria or their respective affiliates to subject themselves to the jurisdiction of a court in the United States or to enforce a judgment obtained from a court of the United States.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS OR WILL HAVE APPROVED OR DISAPPROVED GREEN GROWTH’S SHARES OFFERED IN THE OFFERING DOCUMENTS, OR HAS OR WILL HAVE DETERMINED IF ANY OFFERING DOCUMENTS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GREEN GROWTH’S SHARES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED FOR OFFER AND SALE IN CERTAIN U.S. STATES WHERE HOLDERS OF APHRIA SHARES RESIDE AND NO SUCH OFFER TO SELL OR SALE, OR SOLICITATION OF AN OFFER TO BUY MAY BE MADE IN SUCH U.S. STATES.

Aphria shareholders should be aware that, during the period of the Offer, Green Growth or its affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.